Exhibit 10.16

Agreement between Chevron Corporation and R. Hewitt Pate

February 21, 2012

Mr. R. Hewitt Pate
Vice President and General Counsel
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583

Dear Hew,

This letter agreement (“Agreement”) sets forth the agreement between you and Chevron Corporation (the “Company”) and shall be effective on February 21, 2012.

If your employment with the Company is terminated for any reason, including retirement, on or after August 1, 2019, you shall be subject to the termination provisions of the Long-Term Incentive Plan of Chevron Corporation (“LTIP”) as if you had 75 points (the sum of your age and years of service) or equivalent termination provisions if current LTIP provisions are modified.

In the event that your employment with the Company is terminated by reason of death or disability, this Agreement shall inure to the benefit of your heirs, personal representatives, successors and assigns. Notwithstanding this Agreement, you will continue to be an at-will employee governed by the terms and conditions applicable to similarly situated employees of the Company. This Agreement shall be governed by the law of the State of California. This Agreement is the entire agreement between you and the Company and supersedes any prior agreements between you and the Company, whether written or oral, with respect to the subject matter of this Agreement.

By executing this Agreement in the space provided below you agree to the terms and conditions specified herein.

Sincerely yours,
/s/JOE W. LAYMON
Joe W. Laymon

R. HEWITT PATE

/s/  R. HEWITT PATE

Date: February 21, 2012

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